UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Double-Take Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007

To Our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held on Tuesday, May 8, 2007, at 10:00 a.m. local time, at The Montage located at 8580 Allison Pointe Blvd., Indianapolis, Indiana 46250 for the following purposes:

1. to elect six members of the Board of Directors;

2. to ratify the appointment of Eisner LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and

3. to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting.

Each outstanding share of Double-Take Software, Inc. common stock (NASDAQ: DBTK) entitles the holder of record at the close of business on March 28, 2007, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. We have enclosed a copy of our Proxy Statement and our 2006 Annual Report on Form 10-K, which includes financial statements. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:30 a.m. local time. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

S. Craig Huke
Corporate Secretary

April 9, 2007

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 9, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Double-Take Software, Inc. (hereinafter, “we” “us” and “Double-Take Software”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 10:00 a.m. local time on Tuesday May 8, 2007, at The Montage located at 8580 Allison Pointe Blvd., Indianapolis, Indiana 46250, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of Double-Take Software and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

There are two proposals scheduled to be voted upon at the Annual Meeting. The two proposals for stockholders to consider and vote upon are:

•	Proposal No. 1: To elect six directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

•	Proposal No. 2: To ratify the selection of Eisner LLP (“Eisner”) as Double-Take Software’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1) and FOR the ratification of the appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 2).

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on March 28, 2007 (the “Record Date”).

If, on the Record Date you hold shares of our common stock that are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered the stockholder of record with respect to those shares, and Continental is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or to follow the Internet or Telephone voting procedures explained on the proxy card.

If, on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

You may revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a new proxy bearing a later date, by providing written notice to our Corporate Secretary, or by voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Also, if you are a beneficial owner and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 8470 Allison Pointe Boulevard, Suite 300, Indianapolis, Indiana 46250, from April 27, 2007 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 20,986,831 shares of common stock outstanding, held by 283 stockholders. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares. Banks, brokers and other nominees cannot vote on their clients’ behalf on “non-routine” proposals. Banks, brokers and other nominees can, however, vote your shares in their discretion for the election of directors and the ratification of the appointment of our independent registered public accounting firm.

For the purpose of determining whether stockholders have approved a particular proposal, abstentions are treated as shares present and entitled to vote and broker non-votes are treated as present and not entitled to vote.

Required Vote

Election of directors.  Each director will be elected by a majority of the votes cast with respect to that director. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of the appointment of independent registered public accounting firm.  Approval of the proposal to ratify the Audit Committee’s appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2007 requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Broker non-votes are not taken into account in determining the outcome of this proposal, however, abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Related Person Transactions Policy as part of our corporate governance practices and in accordance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) and a Code of Business Conduct and Ethics (the “Code of Ethics”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Double-Take Software. The Guidelines cover, among other things, the composition and functions of the Board, director independence, stock ownership by our directors, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Financial Officer and senior financial officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our executive officers or directors may be made only by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed as may be required by law or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, principal financial officer or principal accounting officer, we will post the amendment or waiver on our website.

The Guidelines and Code of Ethics are each available on the Investor Relations section of our website, which is located at www.doubletake.com, under “Corporate Governance.” The Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Persons Transactions

Transactions in Connection with our Initial Public Offering.  In December 2006, we completed our initial public offering. ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore L.P. and ABS Capital Partners IV Special Offshore L.P., which we refer to as the ABS Entities, participated in the initial public offering as selling stockholders pursuant to the terms of a registration rights agreement among them and us. The ABS Entities sold an aggregate of 1,525,542 shares in December 2006 for gross proceeds of $15,606,295 and an aggregate of 954,752 in January 2007 upon the exercise of the underwriters’ overallotment option for additional gross proceeds of $9,767,113. Mr. Goswami and Ms. Witt are both managing members of the general partner of each of the ABS Entities, and Mr. Goodermote is a non-voting member of the general partner. Mr. Goswami, Ms. Witt and Mr. Goodermote each disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests. In connection with the sale of the shares by the ABS Entities, we paid $20,000 in legal expenses incurred by the ABS Entities pursuant to the terms of a registration rights agreement among us and the ABS Entities.

In connection with our initial public offering, our shares of Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock converted into shares of our common stock. The ABS Entities received an aggregate of 8,752,563 shares of our common stock as a result of these conversions. As part of the conversions, the holders of our Series B Convertible Preferred Stock were also entitled to receive a special dividend, which totaled $10.2 million in the aggregate. The ABS Entities’ pro rata share of this special dividend was $7.3 million in the aggregate.

Double-Take EMEA Acquisition and Agreements with Jo Murciano.  In May 2006, we entered into a share purchase agreement for the acquisition of all of the outstanding shares of Sunbelt System Software S.A.S., from its shareholders, Jo Murciano, who is one of our executive officers, and Sunbelt International S.A.R.L., of which Mr. Murciano is the Managing Director. Sunbelt Systems Software is now known as Double-Take Software S.A.S., or Double-Take EMEA, which was our primary distributor in Europe, the Middle East and Africa. As a result of his former shareholdings in Double-Take EMEA and his interest in Sunbelt International, Mr. Murciano is entitled to receive 62.5% of the amounts we paid and will pay in connection with the acquisition of Double-Take EMEA. In addition, in connection with the acquisition, Mr. Murciano became our Vice President of EMEA and remains President of Double-Take EMEA.

Pursuant to the share purchase agreement, we paid $1.1 million to the former shareholders of Double-Take EMEA as the initial payment for the acquisition. The remaining portion of the total purchase price, which we estimate will range between $10.0 million and $12.0 million, will be payable in monthly payments based upon a percentage of the intercompany amounts paid by Double-Take EMEA to us each month in respect of purchases under our intercompany distribution agreement with Double-Take EMEA from the date of the share purchase agreement through December 31, 2007, which we refer to as the earn-out period. The base percentage for the calculation of the earn-out payments is 50% of the intercompany amounts for the month, although this percentage is decreased to 15% once the aggregate payments total $10 million. In 2006, we paid an aggregate of $3.5 million to the former shareholders.

An escrow account was established to hold 20% of our initial $1.1 million payment and 20% of each of our earn-out payments through December 31, 2007 to satisfy claims against the selling shareholders that we may have from time to time as a result of breaches of representations, warranties or covenants through December 31, 2007. The share purchase agreement provides that Double-Take EMEA may obtain short-term loans out of the escrow fund for the amount of any shortfall in Double-Take EMEA’s monthly sales, up to an aggregate amount of $532,000, and subject to certain other conditions specified in the agreement. In the event that there is a change of control of our company prior to the end of the earn-out period, we are obligated to make a mandatory payment to the former shareholders of Double-Take EMEA, including Mr. Murciano, equal to the lesser of $2.5 million or the difference between the aggregate earn-out payments made prior to the change of control and the target amount, which is $10.0 million.

The share purchase agreement provides that during the earn-out period we will continue to operate Double-Take EMEA in accordance with its past practices and the intercompany distribution agreement. Double-Take EMEA will also serve as our exclusive distributor in Europe and the United Kingdom, subject to exceptions for worldwide licenses that we may grant and certain agreements with our OEMs. In addition, during the earn-out period we have agreed that Mr. Murciano will remain as President of Double-Take EMEA and that he will continue to receive the same compensation that he received prior to the acquisition. Should we terminate Mr. Murciano’s employment without cause during the term of the earn-out period, the former shareholders of Double-Take EMEA will continue to receive the earn-out payments, or they can elect to receive a lump-sum payment equal to the average monthly earn-out payment prior to the termination multiplied by the number of months remaining in the earn-out period.

Under our intercompany distribution agreement with Double-Take EMEA, which expires on December 31, 2007, Double-Take EMEA receives a 48% discount on all orders for software licenses and internal training services and a 23% discount on all orders for training services that we provide to its customers. In addition, Double-Take EMEA may receive credits of up to 3% of its quarterly sales to be used to fund mutually agreed upon marketing programs. Double-Take EMEA may purchase maintenance contracts for purchased software licenses at 40% off our then-current list price. The intercompany distribution agreement provides for minimum sales goals of orders of new licenses for each quarter in the year ending December 31, 2007 that in the aggregate total $13,390,000. If Double-Take EMEA achieves at least 87.5% of a quarterly goal, it will be eligible to receive a rebate on purchases of new software licenses equal to 5% of the list price for those software licenses purchased in that quarter. This rebate will be increased to 7.5% if Double-Take EMEA achieves at least 93.49% of its quarterly goal, and 10% if it achieves 100% or more of its quarterly goal. In addition, should we enter into any worldwide agreements for which we require Double-Take EMEA to provide technical support, we have agreed to pay Double-Take EMEA 5% of our then-current list price for each license for which it provides technical support during the first year of the license.

Mr. Murciano is also a director and chief executive officer of Sunbelt Software Distribution, Inc., or Sunbelt Distribution, which is a reseller of our software and services. Mr. Murciano is the beneficial owner of approximately 31% of Sunbelt Distribution, which is also partly owned by Sunbelt International S.A.R.L. In 2006, our sales to Sunbelt Distribution totaled $7.5 million. Sunbelt Distribution continues to serve as a reseller of our software and services. From the date of acquisition of Double-Take EMEA through December 31, 2006, our sales to Sunbelt Distribution were approximately $4.5 million.

Under our distribution agreement with Sunbelt Distribution, which expires on December 31, 2007, Sunbelt Distribution receives a 35% discount on all orders for software licenses and internal training services, and a 10% discount on all orders for training services that we provide to its customers. In addition, Sunbelt Distribution may receive credits of up to 2% of its total quarterly sales to be used to fund mutually agreed upon marketing programs. Sunbelt Distribution may purchase maintenance contracts for purchased software licenses at 35% off our then-current list price. The distribution agreement provides for minimum sales goals of orders of new licenses for each quarter in the year ending December 31, 2006 that in the aggregate total $7,000,000. If Sunbelt Distribution achieves at least 60% of a quarterly goal, it is eligible to receive a rebate equal to 10% of the aggregate value of licenses sold in that quarter multiplied by the percentage of the quarterly goal achieved. Sunbelt Distribution attained 100% of the goals and received 10% of the aggregate value of licenses sold.

Related Persons Transactions Policy.  Our Board has adopted a Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which we and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock or any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which is currently, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified or rejected, or referred to the Board, by the Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by us in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Related Persons Transaction Policy provides that management or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Any director who has a direct or indirect material interest in the related person transaction should not participate in the Audit Committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a transaction. In such cases, we may enter into such transaction if it is approved in accordance with the provisions of the Delaware General Corporation Law. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and NASDAQ.

Our Board has determined that any related person transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an employee having direct supervisory authority over the transaction constituting the related party transaction) or beneficial owner of less than 10% of that company’s equity interests, if the aggregate amount involved does not exceed the greater of $500,000 or 2 percent of that company’s total annual revenues, shall be deemed to be pre-approved. A summary of any transaction entered into by us pursuant to the pre-approval policy described in this paragraph shall be submitted to the Audit Committee.

In addition, the Related Persons Transaction Policy provides that transactions under our distribution agreement with Sunbelt Distribution need not be reviewed in advance but will be reviewed by the Audit Committee on a quarterly basis, and management will provide such information regarding these transactions as the Audit Committee may request.

Board Independence

Our Board believes, and our Guidelines require, that a majority of its members, and all the members of the Audit, Compensation and Nominating and Corporate Governance Committees, should be independent directors. Currently, five of the six members of our Board are independent directors, as defined in the applicable rules for companies traded on NASDAQ. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of our directors are independent of Double-Take Software and our management, with the exception of Dean Goodermote, who is an employee of Double-Take Software.

In accordance with our Guidelines, the independent members of our Board will hold at least two closed “executive session” meetings each year. A chairperson is selected for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the performance of the Board.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of the Company and who are “independent” as defined in NASDAQ’s Marketplace Rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time-to-time. The Board held a total of nine meetings during the fiscal year ended December 31, 2006. During this time all directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, however our Guidelines express an expectation that Board members will make every effort to attend. Our 2006 annual meeting of stockholders, which was held prior to the time we were a public company, was attended by three of our directors.

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. The charters for the Nominating and Corporate Governance, Compensation, and Audit Committees can be accessed electronically in the “Corporate Governance” section on the Investor Relations page of our website at www.doubletake.com.

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the Nominating and Corporate Governance Committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

	Nominating and
	Corporate
	Governance		Compensation		Audit
Name	Committee		Committee		Committee

Dean Goodermote
Paul Birch	X				X	(1)
Ashoke (Bobby) Goswami	X	(1)			X
John B. Landry			X		X
Laura L. Witt	X		X	(1)
John W. Young			X		X

(1)	Chair of the committee.

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by that firm, reviewing the scope of the audit plan and the results of each audit with management and our independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and related financial information we will include in our SEC filings, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The members of our audit committee are Mr. Birch, who serves as chair of the committee, and Messrs. Goswami, Landry and Young. Both Mr. Birch and Mr. Goswami are “audit committee financial experts,” as that term is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee met four times during 2006.

The Board has determined that each member of the Audit Committee is “independent” as defined in NASDAQ’s Marketplace Rules. Under the rules of the SEC, members of the Audit Committee must meet heightened independence standards. The Board believes that each member of the Audit Committee meets these heightened independence standards, except for Mr. Goswami because he is a General Partner of ABS Capital Partners, which owns approximately 29.9% of our common stock. The Board is relying on the exemption from these standards afforded by Rule 10A-3(b)(iv) of the Securities Exchange Act of 1934. The Board does not believe that Mr. Goswami’s participation in the affairs of the Audit Committee will adversely affect the Audit Committee’s ability to act independently or to satisfy the requirements of the SEC rules. We expect that the composition of the Audit Committee will meet the heightened independence standards of the SEC rules by December 14, 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for recommending candidates for election to the Board. The Nominating Committee is also responsible for making recommendations to the Board or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for officers and key executives, and communications with stockholders, among other duties and responsibilities. The members of our Nominating Committee are Mr. Goswami, who serves as chair of the committee, Mr. Birch and Ms. Witt. The Board has determined that each member of the Nominating Committee is “independent” as defined in NASDAQ’s Marketplace Rules. The Nominating Committee was established in 2006 and did not meet during the year

Compensation Committee

The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our executive officers and other key employees, monitoring compensation arrangements applicable to management employees for consistency with corporate objectives and stockholders’ interests, and administering our incentive compensation plans and equity-based plans. Mr. Goodermote works with the Compensation Committee in developing our compensation structure. He also typically makes recommendations to the Compensation Committee for the compensation amounts and awards for the other executive officers. The Compensation Committee has the authority retain compensation consultants and to delegate its authority to subcommittees, as it deems appropriate consistent with applicable laws, rules and regulation; provided that any subcommittees must report any actions taken by it to the whole Compensation Committee at its next regularly scheduled meeting. The members of our Compensation Committee are Ms. Witt, who serves as chair of the committee, and Messrs. Landry and Young. The Board has determined that each member of the Compensation Committee is “independent” as defined in NASDAQ’s Marketplace Rules. The Compensation Committee, met twelve times during 2006.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating Committee has a policy for considering candidates submitted by Double-Take Software stockholders, as well as candidates recommended by directors and management, for nomination to the Board. Pursuant to this policy, the Nomination Committee evaluates candidates submitted by stockholders in the same manner as other candidates identified to the Nominating Committee. The goal of the Nominating Committee is to assemble a Board that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Director Qualifications.  To be considered by the Nominating Committee, a director nominee must meet the following minimum criteria:

•	have the highest personal and professional integrity;

•	have a record of exceptional ability and judgment;

•	have skills and knowledge useful to our oversight;

•	be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•	may be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and

•	be free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected, the Nominating Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each person nominated for election to the Board at the Annual Meeting as described below under Proposal 1 has submitted the conditional letter of resignation as required by our Bylaws.

The Nominating Committee and, as needed, a retained search firm, will screen Board candidates, perform reference checks, prepare a biography for each candidate for the Nominating Committee to review and conduct interviews. The Nominating Committee and our Chief Executive Officer will interview candidates that meet our director nominee criteria, and the Nominating Committee will recommend to the Board nominees that best suit the Board’s needs.

Director Nomination Process

The Nominating Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2007, our Corporate Secretary must receive such nominations at our principal executive offices 60 days before the meeting, unless stockholders receive less than 75 days’ notice or prior public disclosure of the date of the meeting, in which case notice must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting, to ensure adequate time for meaningful consideration by the committee. Each submission must include the following information:

•	the name and address of the stockholder making the nomination;

•	the full name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by that stockholder;

•	such other information regarding each candidate as would be required to be included in a proxy statement under the SEC’s proxy rules if the candidate had been nominated by the Board; and

•	if applicable, the consent of each nominee to serve as a director if elected.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to any of the Board, Chairperson of the Board, or the non-management members of the Board as a group, at:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, MA 01772
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Secretary that it is communication subject to our policy and will be received and processed by the Secretary’s office. Each communication received by the Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Secretary is not required to forward any communication that the Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our nominees for the election of directors at the Annual Meeting include five independent non-management directors and one member of our senior management. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 8, 2007: Dean Goodermote, Paul Birch, Ashoke (Bobby) Goswami, John B. Landry, Laura L. Witt, and John W. Young. All nominees are currently serving on the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of March 31, 2007, and other information about each nominee is shown below.

			Director
Nominee	Age	Principal Occupation	Since

Dean Goodermote	53	Chairperson of the Board of Directors and Chief Executive Officer	2005
Paul Birch	48	Director/Private Investor	2006
Ashoke (Bobby) Goswami	43	General Partner ABS Capital Partners	2002
John B. Landry	59	Chief Technology Officer and Chairman of the Board of Directors of Adesso Systems, Inc.	2006
Laura L. Witt	38	General Partner ABS Capital Partners	2002
John W. Young	54	Vice President of Tivoli Maximo Products & Technology, a division of IBM Corporation	2003

Dean Goodermote joined Double-Take Software in March of 2005 as President, Chief Executive Officer and Chairperson of the board of directors. Since July 2004 he has also served as Chief Executive Officer of Grid-Analytics LLC, a concept-stage Company he founded focused on aggregated research. From September 2001 to March 2005, Mr. Goodermote served as a Venture Partner of ABS Capital Partners. From September 2000 to August 2001, Mr. Goodermote was Chairman and Chief Executive Officer of Clinsoft Corporation, a developer of software for clinical research. From 1997 to August 2001, Mr. Goodermote was Chairman and President of Domain Solutions Corporation, a software developer for enterprise applications and the parent of Clinsoft. From May 2000 until December 2001, Mr. Goodermote founded and was Chief Executive Officer and then the Chairman of IPWorks, Inc., a developer of internet address management software. From August 1996 to May 2000, Mr. Goodermote was Chief Executive Officer and President of Process Software Corporation, a developer of Internetworking software. From August 1986 to February 1997, Mr. Goodermote served in various positions, including eventually President and Chairman, of Project Software and Development Corporation, later known as MRO Software, Inc., a provider of software-based asset and service management solutions.

Paul Birch has served on the Board of Double-Take Software since September 2006. Mr. Birch has been a private investor and business owner since August 2003. From September 2000 to July 2003, Mr. Birch held the following positions with Geac Computer Corporation Limited, a global provider of business-critical software applications and systems: December 2001 to July 2003, President, Chief Executive Officer, July 2001 to December 2001, Chief Operating Officer and Chief Financial Officer, September 2000 to July 2003, Director. From July 2001 until August 2002, Mr. Birch served as President of Geac Enterprise Solutions, Americas. From March 2000 to July 2001, Mr. Birch was the Chief Operating Officer, Chief Financial Officer, Treasurer and a Director of Escher Group, Ltd. From February 1991 to February 2000, Mr. Birch was the Chief Financial Officer, Treasurer and a Director of MRO Software, Inc. From November 1985 to February 1991 Mr. Birch served as a Tax Manager at PriceWaterhouseCoopers LLP, and as a Tax Manager with Arthur Anderson & Co. from 1980 to October 1985. Mr. Birch currently serves as a director of Emerson Health System, Inc. and Emerson Hospital Foundation.

Ashoke (Bobby) Goswami has served on the Board of Double-Take Software since 2002. Mr. Goswami is a general partner of ABS Capital Partners, a private equity firm that he joined in 2001. Prior to joining ABS Capital Partners, Mr. Goswami served as an investment banker with Alex. Brown, Merrill Lynch and Goldman Sachs. Previously, Mr. Goswami spent four years in the systems practice at Andersen Consulting.

John B. Landry has served on the Board of Double-Take Software since September 2006. Mr. Landry has been Chief Technology Officer and Chairman of the Board of Directors of Adesso Systems, Inc., a provider of mobile enterprise software and services, since January 2001. From January 2002 to July 2003, Mr. Landry served as the founder, Chairman and Chief Technology Officer of Adjoin Solutions, Inc. From February 1999 to June 2000, he was Chief Technology Officer and Chairman of the Board of Directors of AnyDay.com, Inc. From August 1995 to December 2000, Mr. Landry served as Vice President of Technology Strategy of International Business Machines Corporation. Prior to joining International Business Machines Corporation, Mr. Landry served as Senior Vice President, Development and Chief Technology Officer of Lotus and as a Senior Vice President and Chief Technology Officer at Dun & Bradstreet, Cullinet Software, Distribution Management Systems, and McCormack & Dodge. Mr. Landry currently serves as a Trustee of Babson College.

Laura L. Witt has served on the Board of Double-Take Software since 2002. Ms. Witt is a general partner of ABS Capital Partners, a private equity firm that she joined in 1997. Prior to joining ABS Capital Partners, Ms. Witt served as a consultant with Monitor Company Group LP and with Oliver Wyman & Company, both strategy consulting firms. She currently serves as a director of Familymeds Group, Inc.

John W. Young has served on the Board of Double-Take Software since June 2003. Mr. Young served as Executive Vice President, Products & Technology for MRO Software, Inc. from 1998 until it was acquired by International Business Machines Corporation in October 2006 and has since served as Vice President of Tivoli Maximo Products & Technology, a division of International Business Machines Corporation. From 1995 to 1998, he served as Vice President of Research and Development at MRO Software and from 1992 to 1995 he was Director of Product Management at MRO Software. From 1988 to 1992, Mr. Young served as Vice President of Sales for Comac Systems Corporation, an application software Company.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation. If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE SIX NOMINATED
DIRECTORS

Director Compensation

Each non-employee director is compensated for his or her service as shown in the chart below:

Schedule of Director Fees
December 31, 2006

Compensation Item	Amount(1)

Annual Retainers
Board	14,000	(2)
Audit Committee Chair	5,000
Per meeting fees (Board and Committee)	2,000	(3)

(1)	Each non-employee director, upon their initial appointment to the Board, is entitled to receive an option to purchase 25,000 shares of our common stock.

(2)	Each non-employee director is entitled to receive an annual grant of an option to purchase 12,500 shares of our common stock.

(3)	Non-employee directors are entitled to receive $1,000 for each meetings attended by telephone conference.

The following table summarizes the compensation paid to our non-employee directors during 2006.

Director Compensation for Fiscal Year-End
December 31, 2006

	Fees Earned or	Option
	Paid in Cash	Awards(2)	Total
Name(1)	($)	($)	($)

Paul Birch	10,750	—	10,750
Ashoke (Bobby) Goswami(3)	—	—	—
John B. Landry	7,500	—	7,500
Laura L. Witt(3)	—	—	—
John W. Young	33,000	2,705	35,705

(1)	See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Mr. Goodermote who was a named executive officer of the Company as of December 31, 2006.

(2)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each director during 2006, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” other than disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note J[4] of the consolidated financial statements in our Annual Report for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards.

Option awards to non-employee directors are not subject to forfeiture. As of December 31, 2006, the aggregate number of vested and unvested stock awards outstanding for each of our non-employee directors was as follows:

	Vested	Unvested

Paul Birch	0	35,430	(i)
John B. Landry	0	35,430	(i)
John W. Young	25,510	10,204	(ii)

(i)	Each of Messrs. Birch and Landry were issued 35,430 options to purchase common stock on September 14, 2006, under the 2006 Omnibus Incentive Plan, at a price per share of $7.06, which options are scheduled to vest in full on September 14, 2007.

(ii)	Mr. Young was issued 10,204 options to purchase common stock on October 5, 2006, under the 2006 Omnibus Incentive Plan, at a price per share of $7.06, which options are scheduled to vest in full on October 5, 2007.

(3)	Mr. Goswami and Ms. Witt, who are general partners of ABS Capital Partners, have waived receipt of compensation for board service.

Stock Ownership Guidelines.  Each non-employee director is expected to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders. To meet this objective, it is the policy of the Board to have a meaningful portion of the total compensation of non-management directors provided and held in common stock, stock options, restricted stock units or other types of equity-based compensation.

Other.  The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s directors’ and officers’ indemnity insurance policies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our executive officers that appear in the Summary Compensation Table below. These executives include:

•	Dean Goodermote, our President, Chief Executive Officer and Chairman of the Board of Directors;

•	S. Craig Huke, our Chief Financial Officer;

•	Daniel M. Jones, our Vice President of Sales and Marketing;

•	David Demlow, our Chief Technology Officer; and

•	Michael Lesh, our Vice President of Professional Services and Support.

We refer to these individuals collectively as our named executive officers, or NEOs.

The compensation committee is responsible for implementing our executive compensation policies and programs and works closely with our management, in particular our President and Chief Executive Officer. The compensation committee operates pursuant to a charter approved by the Board of Directors. More information on the committee’s processes and procedures can be found above under the heading “Compensation Committee.”

Philosophy and Objectives of Double-Take Software’s Compensation Programs

Overview

Our overall Company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that reflect the level of capability and effort required to achieve our annual and long-term goals, while at the same time keeping our compensation program both tied to our performance and simple and straightforward.

•	Focus on Growth and Earnings. We strive to provide compensation that is directly related to the achievement of our corporate goals.

•	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employee’s understanding of the elements of compensation.

In implementing this philosophy for our NEOs, we award compensation to meet our three principle objectives of (i) aligning executive compensation with our Company’s performance goals, (ii) using equity-based awards in an effort to further align executives’ and stockholders’ interests and (iii) setting compensation to assist us in attracting and retaining qualified executives.

Reflect Performance Goals

As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our annual incentive program is designed to reward participants for the achievement of company-wide performance goals by providing cash awards that are paid if Company-wide goals are met. We believe that because a significant portion of awards are tied to Company-wide growth and earnings goals, our officers are rewarded for superior Company performance in the areas that we feel are most directly related to increasing shareholder value. Similarly, we believe that the use of annual performance goals provides our executive officers with a straightforward reward. If the Company does well, so will they.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards, the value of which is contingent on the Company’s longer-term performance, in order to provide our NEOs with a direct incentive to seek increased shareholder returns. Our shareholders receive value when our stock price increases, and by using equity-based awards our NEOs also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long-term corporate success is increased shareholder value over time.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract qualified candidates by providing compensation that is competitive within the software industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our compensation programs is important in helping us to keep the qualified executives that we currently have. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

Elements of Compensation

The elements of our compensation program include cash compensation, which is comprised of base salary and annual incentive awards pursuant to our Executive Bonus Plan, and equity compensation pursuant to our long-term incentive plan. Mr. Goodermote typically makes recommendations to the Compensation Committee for the other NEOs on the amount of target cash compensation and equity awards, within parameters determined by that Committee.

In setting each of the elements of our compensation program for 2006, the Compensation Committee considered the compensation levels for our NEOs in 2005, the respective performances of each of our NEOs in 2005 and what we believed was required based on the marketplace for executive talent. In evaluating what was required based on the marketplace for executive talent, the members of our Compensation Committee reviewed published survey data and considered other information of which they were aware. For example, because Ms. Witt and Mr. Goswami are general partners of a private equity firm that has many portfolio companies, they were able to bring their experiences working with other private companies on executive recruitment and compensation to the discussion on compensation for our NEOs.

Cash Compensation

Cash compensation is an integral part of compensation for our NEOs. The Compensation Committee considers both base salary and targeted annual incentive pay together to set targeted total cash compensation. Because Mr. Jones also takes part in a sales commission program, described further below, the Compensation Committee also takes into account amounts that he may receive under that program when setting his targeted total cash compensation.

The amounts of base salary and targeted annual incentive pay levels for our NEOs are generally set in January of each year, absent other factors, such as promotions. In 2006, these amounts were unchanged for Mr. Huke and increased modestly for Messrs. Jones, Demlow and Lesh. Mr. Goodermote’s base salary remained the same in 2006 as it was in 2005, but in 2006 he became eligible to participate in the annual incentive program, in which he had not been a participant in 2005 because he joined us as Chief Executive Officer during the course of that year.

When balancing the two components of our targeted total cash compensation, we believe that it is important to have a significant amount of compensation consist of fixed and liquid compensation in the form of base salary to provide our NEOs with a level of assurance of compensation. However, given our focus on performance, we believe that it is important to have a strong bonus potential when compared to what we believed was the norm at other private companies. In 2006, the targeted annual incentive pay comprised approximately 43% of the aggregate amount of base salary and targeted annual incentive pay for each of our NEOs, except Mr. Goodermote. Mr. Goodermote’s targeted annual incentive pay comprised a slightly lower level of his total compensation based on the relatively higher level of his base salary, which was negotiated when he became our Chief Executive Officer in 2005. We believe that this proportion of annual incentive pay for our NEOs comprises a relatively high percentage of total cash compensation.

Annual incentive pay is awarded pursuant to the terms of our Executive Bonus Plan. The Executive Bonus Plan is designed to reward our NEOs for meeting or exceeding company-wide goals based on our 2006 operating budget approved by the Board of Directors. In 2006, two targets were set based on achieving levels of net revenues and operating profit that were adjusted during the year to account for the acquisition of Double-Take EMEA in mid-year. These targets were set by the Compensation Committee based on the operating budget at levels that were considered on the high end of the Company’s realistically achievable goals for that year. We selected these measures because we believe that they reflect our philosophy of rewarding our executives for growth and earnings. We believe that one of the attractive aspects of our company to investors is the potential for revenue growth, and so we have selected net revenues as the best measure to incentivize our executives to achieve revenue growth. Similarly, we believe that investors are focused on increasing earnings and that operating income is a good proxy for earnings that is within the control of management. Both of these measures have the advantage of also being straightforward targets on which our executives can focus. We expect to continue our practice of setting these targets on the high end of realistically achievable goals.

The total targeted annual incentive pay amount for each NEO is divided into five equal sub amounts, one for each quarter’s performance and one for the year-end performance. These bonuses are further divided equally and based on achievement of the net revenue and operating profit objectives. Thus 10% of the total bonus is targeted at each quarter’s net revenue, each quarter’s operating profit, the year-end revenue, and the year-end operating profit. If a quarterly target is missed, it cannot be recouped based on future performance. We divide the total annual incentive pay into these five portions because we believe that it leads to consistent efforts to provide superior performance throughout the year.

Target payments for achieving quarterly and annual revenue targets are increased proportionately by the amount each performance goal is exceeded subject to a cap of 20% above the goal. To the extent that the revenue goal is exceeded by more than 20%, the payments for the revenue goals will be increased proportionately by the amount each goal is exceeded, but only to the extent that the operating profit goal for the period in which the bonus is being paid has been exceeded by a proportionate amount or greater. (By way of illustration, for a revenue payment to be paid at 135% of target in the first quarter, operating profit would have to exceed its target for that quarter by 135% or more). Payments for achieving operating profit goals are increased proportionately by the amount each target is exceeded subject to a cap of 20% above the operating profit target sub-bonus. We believe that achievement of goals at these levels represents superior performance by the Company and feel that our NEOs should be compensated for exceeding our goals. However, we believe that above 120% achievement of each goal, it is appropriate to limit the additional amounts to be paid based on exceptionally high current period profits, and to reward exceptionally high revenue only to the extent that incremental revenue has generated expected incremental profits.

In the event that the target goals are not met, 60% of the payments are paid at achievement of 87.5% of each target. The payments are increased proportionately between 87.5% and 100% (that is, each percentage point increase between 87.5% and 100% achievement increases the payment by 3.2%). We selected 87.5% of the goals as the threshold for performance because we believed that performance at this level would be satisfactory to reward our executives, but that the amounts of their rewards should be significantly reduced. For 2007, we have increased this threshold percentage to 92.5%.

Other Cash Compensation

This plan is reviewed and updated by the compensation committee on an annual basis, which generally occurs in January of each year.

In addition to the cash compensation described above, Mr. Jones, as our Vice President of Sales and Marketing, also participates in our general sales commission plan. Mr. Jones’ target sales commission was $200,000.

In addition to the cash compensation described above, Mr. Huke received two $25,000 bonuses in 2006 pursuant to a retention plan agreed to in 2005 at a time when there were other changes to our senior management and was paid a one-time discretionary bonus of $25,000, approved by the Board, in recognition of services connected with our initial public offering.

Long-Term Incentive Plan

In 2006, we used stock options under our long-term incentive plan (the “LTI Plan”) to provide an incentive to our NEOS to produce results that will lead to long-term company performance. As described above, we believe that a substantial portion of NEOs compensation should be in the form of equity awards in order to align the interests of the NEOs and our stockholders. We selected stock options as the form of award under our LTI Plan because they represent a straightforward mechanism for rewarding achievement of increases in long-term shareholder value and because stock options require an increase in stock price to have value to the NEO. We also believe that because stock options are commonly used by private companies, they help us in attracting and retaining executives by giving them compensation that is more directly comparable to positions with our competitors. We also believed that use of stock options was consistent with compensation practices of other software companies, including recently public companies.

In 2006, the Compensation Committee set the number of stock options pursuant to the LTI Plan after receiving the recommendation of Mr. Goodermote for the other NEOs. The Compensation Committee considered the expected value of the option awards and what the Compensation Committee determined were appropriate levels of option grants based on the executive’s position, responsibilities and past performance.

Grants of stock options to our NEOs typically vest quarterly based on service to the company over four year terms from the date of grant. We selected four years because of our belief that the market standard was three to four years and that by selecting four years we were providing the maximum retention benefit.

Equity Compensation for our Chief Executive Officer

In 2006, we awarded Mr. Goodermote a stock option to purchase an amount of shares equivalent to what had been 1% of our fully-diluted common stock on the date of his hire in 2005. The grant had a vesting schedule that was equivalent to quarterly vesting over a four term beginning on his date of hire in 2005. This grant was made pursuant to the terms of his employment agreement entered into in 2005 and reflected our belief at the time that we needed to provide Mr. Goodermote a significant equity incentive to accept the position of Chief Executive Officer and to remain with us for an extended period of time. Mr. Goodermote’s employment agreement also provided that upon the completion of our initial public offering the option award and a stock option award granted in 2005 would accelerate their vesting by 25% and 100%, respectively.

Upon completion of our initial public offering, Mr. Goodermote also received a grant of fully vested shares of common stock equal to 1.45% of our fully diluted shares outstanding immediately prior to our initial public offering, less applicable withholding taxes. This grant was also made pursuant to the terms of his employment agreement, which provided that he would receive these shares in the event of an initial public offering or our acquisition. We believed that the grant of fully vested shares and the acceleration of the stock options described above provided appropriate incentives for Mr. Goodermote to lead us to a liquidity event.

We awarded Mr. Goodermote an additional grant of 38,018 options on January 5, 2006 pursuant to the LTI Plan, based upon consideration of other equity incentives held by or due to Mr. Goodermote, the expected value of the option award, and determination of appropriate levels of grants based upon performance and responsibilities.

Equity Grant Practices

Except as described above for Mr. Goodermote’s grants pursuant to his employment agreement, grants of equity awards are generally made to our NEOs at one time each year pursuant to the LTI Plan, intended to coincide with the completion of performance reviews. We also occasionally make grants of equity awards to NEOs at other times, including in connection with the initial hiring of a new officer and the promotion of officers.

In 2006, prior to our initial public offering, all of our option awards were made at prices that our Board of Directors determined were at least equal to the fair market value of our common stock. For additional information on the grant prices for our option awards in 2006, please see Note J[4] to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Employment Agreements and Post-Termination Compensation

We have entered into employment letter agreements with each of Messrs. Goodermote, Huke and Jones, and a severance agreement with Mr. Demlow. Our agreements with Mr. Goodermote and Mr. Huke provide for accelerated vesting in the event of a change in control and, in Mr. Huke’s case, with severance payments in the event of a termination without cause following a change in control. The agreement with Mr. Jones provides for severance payments for any termination without cause or if he terminates his employment after we require him to move more than 100 miles from his current home. The agreement with Mr. Demlow provides for severance payments in the event that his employment is terminated without cause or he terminates his employment for good reason, if he abides by a non-competition agreement.

We believe that these agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of similar provisions in the market in which we compete for executives and so that we can be competitive with our peers. We considered each executive separately and determined what was appropriate for the particular executive. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by these officers had termination occurred on December 31, 2006, is found below under the heading “Potential Payments On Termination or Change in Control.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). For 2006, we did not consider Section 162(m) because we were not a public company. Currently, all members of the Compensation Committee qualify as “outside directors.” We intend to consider the potential long-term impact of Section 162(m) when establishing compensation, and we expect to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the Compensation Committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (March 27, 2007)

Laura Witt (Chairperson)
John Landry
John Young

Compensation Tables

Summary Compensation Table
for Fiscal Year End December 31, 2006

The following table summarizes the compensation of our Named Executive Officers (“NEOs”) for the fiscal year end December 31, 2006. The NEOs are our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.

						Stock	Option	Non-Equity
						Awards	Awards	Incentive Plan
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(1)	Compensation(2)	Total ($)

Dean Goodermote	2006	340,000		15,000	(3)	3,240,838	544,284	178,951	4,319,073
President, Chief Executive Officer and Chairman of the Board of Directors
S. Craig Huke	2006	200,000		75,000	(4)	—	7,682	167,767	450,449
Chief Financial Officer
Daniel M. Jones	2006	379,475	(5)	—		—	8,780	132,116	520,371
Vice President of Sales and Marketing
David Demlow	2006	167,846		—		—	4,389	140,924	313,159
Chief Technology Officer
Michael Lesh	2006	159,808		—		—	173,315	134,213	467,336
Vice President of Professional Services

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each director during 2006, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” other than disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note J[4] of the consolidated financial statements in our Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. These awards are not subject to service-based vesting conditions.

(2)	Amounts represent the dollar amount paid during the 2006 fiscal year.

(3)	Amount was paid pursuant to Mr. Goodermote’s original employment agreement as a bonus upon completion of one year of service.

(4)	Amount was paid as (i) two $25,000 retention bonuses pursuant to Mr. Huke’s employment agreement, and (ii) a one-time board approved bonus of $25,000.

(5)	Amount consists of $157,356 of base salary and $222,119 of sales commissions.

Grants of Plan-Based Awards
for Fiscal Year End
December 31, 2006

		Estimated Future Payouts Under			All Other Option
		Non-Equity Incentive Plan Awards			Awards: Number of	Exercise or Base
		Threshold	Target	Maximum	Securities Underlying	Price of Option
Name	Grant Date	($)(1)	($)(1)	($)(1)	Options (#)	Awards ($/Sh)(2)

Dean Goodermote	01/05/2006				38,018	1.96
	03/22/2006				152,073	1.96
		96,000	160,000	192,000
S. Craig Huke	04/26/2006				7,142	1.96
		90,000	150,000	180,000
Daniel M. Jones	04/26/2006				8,163	1.96
		70,875	118,125	141,750
David Demlow	04/26/2006				4,081	1.96
		75,600	126,000	151,200
Michael Lesh	04/26/2006				3,673	1.96
	12/14/2006				20,408	11.00
		72,000	120,000	144,000

(1)	These columns show the range of cash payouts targeted for 2006 performance under the NSI Executive Compensation Plan 2006. For a discussion of the performance metrics applicable to these awards, see the above-referenced section of the Compensation Discussion and Analysis.

(2)	The amounts shown in this column were determined to be the fair market value on the date of grant by the Board, which determination was based on a valuation report provided by The McLean Valuation Services Group, a valuation specialist, which utilized a discounted cash flow analysis. For more information on the valuation of these stock option grants “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for 2006.

The amounts disclosed in the tables above are in part a result of the terms of the employment agreements we have with each of our NEOs.

Employment Terms for Dean Goodermote.  In August 2006, we entered into an employment agreement with Mr. Goodermote, which amended and restated an agreement dated March 22, 2005, entered into in connection with the commencement of his employment. Pursuant to the current employment agreement, upon the consummation of our initial public offering, Mr. Goodermote received a grant of shares of our common stock equivalent to 1.45% of the fully diluted shares of our common stock outstanding immediately prior to the offering, which amounted to a grant of 269,845 shares in the aggregate. These shares became fully vested upon grant. In order to satisfy certain tax withholding obligations, 111,850 of those shares were withheld from the grant and returned to the status of authorized but unissued shares.

On March 22, 2005 Mr. Goodermote was granted stock options to acquire 380,182 shares of our common stock with 25% vesting on the one year anniversary of the start of his employment and with the remainder vesting in equal quarterly installments over the following three years, and he received a grant of stock options on the first anniversary of the start of his employment to acquire 152,073 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. In addition, on January 5, 2006, Mr. Goodermote was granted stock options to acquire 38,018 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. Pursuant to his employment agreement, upon the consummation of our initial public offering all of the options granted on March 22, 2005 vested in full and an additional 25% of the other stock options held by Mr. Goodermote vested in full, which represented the acceleration of options to acquire 356,421 shares in the aggregate.

Mr. Goodermote’s employment agreement also provides for the following: a base salary of at least $340,000 per year; five weeks of vacation per year; major medical insurance for his family; life, long-term disability and other insurance in accordance with our current benefits policies; eligibility for a discretionary performance bonus as determined by the Board in its sole discretion; and reimbursement for reasonable business expenses. Mr. Goodermote has also entered into the form of non-disclosure and non-solicitation agreement described below.

Employment Terms for S. Craig Huke.  In October, 2006, we entered into an employment agreement with S. Craig Huke setting forth the terms of his employment, which amended and restated an agreement originally entered into in May 2003, upon the commencement of his employment as our Chief Financial Officer. Mr. Huke’s employment agreement provides for a base salary of at least $200,000 per year; major medical insurance for his family; participation in the bonus plan for executives; an additional bonus of $25,000 to be paid on February 1, 2007; and reimbursement for reasonable business related expenses. Mr. Huke also entered into the form of non-disclosure and non-solicitation agreement described below.

Employment Terms for Daniel M. Jones.  In October, 2006, we entered into an employment agreement with Daniel M. Jones setting forth the terms of his employment as our Vice President of Sales and Marketing, which employment agreement amended and restated an agreement originally entered into in connection with the commencement of his employment in February 2005. Mr. Jones’ employment agreement provides for the following: a base salary of at least $157,500 per year; major medical insurance for his family; participation in our commission plan for sales employees; stock options at the direction of the Compensation Committee of the Board; participation in the bonus plan for executives; and a monthly car allowance.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2006

			Option Awards
	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised
	Options (#)		Options (#)	Option	Option
Name	Exercisable		Unexercisable	Exercise Price ($)	Expiration Date

Dean Goodermote	380,182	(1)		1.52	03/22/2015
	16,633	(2)	21,385	1.96	01/05/2016
	66,531	(2)	85,542	1.96	03/22/2016
S. Craig Huke	91,545	(3)	21,126	0.94	07/01/2013
	350	(4)	160	0.94	01/01/2014
	353	(5)	454	1.52	01/01/2015
	53,052	(6)	68,210	1.52	02/02/2015
	892	(7)	6,250	1.96	04/26/2016
Daniel M. Jones	1,020			10.29	05/13/2007
	8,876			0.94	06/01/2013
	8,290	(8)	1,914	0.94	10/20/2013
	390	(9)	178	0.94	01/01/2014
	721	(10)	928	1.52	01/01/2015
	71,428		91,837	1.52	02/02/2015
	1,020	(11)	7,143	1.96	04/26/2016
Michael Lesh	91,545	(12)	21,126	1.96	04/03/2010
	902	(13)	411	0.94	07/01/2013
	798	(14)	1,027	0.94	01/01/2014
	459	(15)	3,214	1.52	01/01/2015
	20,408			1.96	04/26/2016
David Demlow	137,317	(16)	31,689	0.94	07/01/2013
	2,380	(17)	1,083	0.94	01/01/2014
	1,739	(18)	2,236	1.52	01/01/2015
	510	(19)	3,571	1.96	04/26/2016

(1)	Per Mr. Goodermote’s employment agreement, options with an expiration date of March 22, 2015, became fully vested upon the completion of the initial public offering of our common stock on December 15, 2006.

(2)	Mr. Goodermote was issued the option to purchase 38,018 and 152,073 shares of common stock on January 2, 2006 and March 22, 2006, respectively, at a per share price of $1.96. Upon the completion of our initial public offering, 25% of these options immediately vested. The remaining options will vest at a rate of 1/16th of the original share issuance on a quarterly basis based on the date of the grant.

(3)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on July 1, 2003.

(4)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2004.

(5)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2005.

(6)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on February 2, 2005.

(7)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on April 26, 2006.

(8)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on July 1, 2003.

(9)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2004.

(10)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2005.

(11)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on April 26, 2006.

(12)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on July 1, 2003.

(13)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2004.

(14)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2005.

(15)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on April 26, 2006.

(16)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on July 1, 2003.

(17)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2004.

(18)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on January 1, 2005.

(19)	These options vest in equal amounts on a quarterly basis over a period of four years commencing on April 26, 2006.

Option Exercises and Stock Vested

	Option Awards
	Number of Shares
	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)

Dean Goodermote	—	—
S. Craig Huke	—	—
Daniel M. Jones	714	5,698
David Demlow	4,886	29,805
Michael Lesh	1,020	6,222

Potential Payments On Termination or Change in Control

The section below describes the payments that may be made to named executive officers in connection with a change in control or pursuant to certain termination events. Each of our named executive officers is a party to an employment agreement that provides for certain benefits in the event of termination, including following a change in control.

Dean Goodermote.  Pursuant to his employment agreement with Double-Take Software, upon a change in control as a result of a merger, acquisition, purchase of all or substantially all of the assets of Double-Take Software, or a like transaction, all unvested stock options held by Mr. Goodermote will immediately vest. Assuming that a change in control transaction had occurred on December 31, 2006, Mr. Goodermote would be entitled to purchase 128,053 shares of our common stock at a price of $167,662, which shares had a market value of $2,159,491 at the close of business on December 29, 2006 (the last business day of the year).

S. Craig Huke.   Pursuant to his employment agreement with Double-Take Software, in the event that Mr. Huke’s employment is terminated without cause in connection with a change in control as a result of a merger, acquisition, purchase of all or substantially all of the assets of Double-Take Software, or other like transaction, as determined by the Compensation Committee of the Board, in which we are not the surviving entity, all unvested options to purchase shares of our common stock held by Mr. Huke will immediately vest. In addition, if Mr. Huke is terminated without cause following a change in control transaction he will receive his base salary for a period of 12 months from the separation date. Assuming that a change in control transaction had occurred on December 31, 2006, Mr. Huke would have received $200,000, payable every 2 weeks for a 12 month period in the amount of $7,692.31 less any applicable withholding and taxes. In addition, Mr. Huke would be entitled to purchase 96,200 shares of our common stock at a price of $136,628, which shares had a market value of $1,759,770 at the close of business on December 29, 2006.

Daniel M. Jones.  Pursuant to his employment agreement with Double-Take Software, in the event that Mr. Jones’ employment is terminated without cause, Mr. Jones will receive his base salary for a period of one year from the date of termination and payments will be made in accordance with our regular payroll periods. Furthermore, in the event that Mr. Jones is required to relocate outside of a 100 mile radius from his current home and he may decline the relocation and be eligible for the severance payments described above. Assuming that Mr. Jones’ termination had occurred on December 31, 2006, he would have received $157,500, payable every 2 weeks for a 12 month period in the amount of $6,057.69 less any applicable withholding and taxes.

David J. Demlow.  In October 2006, we entered into a noncompetition and severance agreement with Mr. Demlow, which agreement amended and restated a prior agreement. This agreement provides that, for a period of one year after the termination of his employment, Mr. Demlow will not enter into or become associated with any business in direct competition with us, and for a period of two years after the termination of employment, he will not solicit any customer or employee who was our customer or employee during his term of employment. Assuming continued compliance by Mr. Demlow with the noncompetition and nonsolicitation covenants, this agreement provides for a cash payment equal to twelve months of his base salary calculated at the highest annualized rate of base compensation in effect at any time during the ninety day period prior to his termination. Mr. Demlow will not be entitled to any portion of this severance package if he is terminated for cause. If Mr. Demlow is terminated for cause or if he violates the noncompetition and nonsolicitation covenants, his employment stock options, whether vested or unvested, will immediately terminate, and he will not be entitled to exercise such options. Assuming that Mr. Demlow’s termination had occurred on December 31, 2006, he would have received $167,846, payable every 2 weeks for a 12 month period in the amount of $6,395.27 less any applicable withholding and taxes.

For purposes of the descriptions above, termination for “cause” is defined as: (i) willful disobedience of a material and lawful Instruction of the Chief Executive Officer or the Board; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to your duties; or (v) excessive absences from work.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board consisted of Messrs. Landry and Young and Ms. Witt in 2006. None of these individuals is currently, or has ever been, an officer or employee of Double-Take Software or any of our subsidiaries. In addition, during 2006, none of our executive officers served as a member of the board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board or our Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of Eisner, LLP (“Eisner”) as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Eisner to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Double-Take Software and our stockholders.

The Board first approved Eisner as our independent auditors in 2004, and Eisner audited our financial statements for the fiscal year ended December 31, 2006. Representatives of Eisner are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2006 and 2005 for each of the following categories of services are as follows:

Fee Category	2006	2005

Audit Fees	$925,000	$175,000
Audit-Related Fees	18,000	11,000
Tax Fees	30,000	18,000
All Other Fees	37,000	59,000
Total Fees	$1,010,000	$263,000

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our annual financial statements and services provided in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These fees were incurred in connection with an audit of our 401K plan.

Tax Fees.  Consist of fees billed for tax compliance, tax advice and tax planning. These fees were incurred primarily in connection with the preparation of our corporate income tax returns.

All Other Fees.  Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees, including services performed in connection with our acquisition of Sunbelt System Software S.A.S.

During the fiscal years ended December 31, 2006 and 2005, Eisner has provided various services, in addition to auditing our financial statements. The Audit Committee has determined that the provision of such services is compatible with maintaining Eisner’s independence. In 2006, all fees paid to Eisner were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Eisner. These services may include audit services, audit-related services, tax services and other services. Eisner and management are required to periodically report to the Audit Committee on the extent of services provided by Eisner in accordance with this policy, and the fees for services performed to date. The Audit Committee, or any designated member of the committee if consistent with applicable law and listing standards, may also pre-approve particular services on a case-by-case basis, and any designated Audit Committee member must present his or her decision to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE
APPOINTMENT OF EISNER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2006, the Audit Committee consisted of Mr. Birch, who serves as the Chairman, and Messrs, Goswami, Landry and Young. The Audit Committee operates under a written charter adopted by the Board, which is available on our website in the Investor Relations section under “Corporate Governance.” The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2006, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2006;

•	discussed with Eisner, our independent auditors for fiscal 2006, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE (March 22, 2007)

Paul Birch, Chairperson
Bobby Goswami
John Landry

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. In 2006, one stock option exercise on Form 4 by Daniel M. Jones was not timely filed, and the Form 3 for John W. Young inadvertently excluded one stock option award.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 15, 2007 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined below), and all Directors and executive officers as a group:

	Shares of Common
	Stock Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	of Class

5% Stockholders:
Entities affiliated with ABS Capital Partners(2)	6,272,284	29.9%
Directors and Named Executive Officers
Paul Birch	0	*
Dean Goodermote	623,717	2.9%
Ashoke (Bobby) Goswami	6,272,284	29.9%
John B. Landry	0	*
Laura L. Witt	6,272,284	29.9%
John W. Young	25,510	*
Michael Lesh	125,203	*
David J. Demlow	168,381	*
S. Craig Huke	167,639	*
Daniel M. Jones	125,928	*
All executive officers and Directors as a group (12 persons)	7,714,325	34.8%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G filed February 14, 2007 jointly filed on behalf of ABS Capital Partners IV, L.P. (“ABS IV”), ABS Capital Partners IV-A, L.P. (“ABS IV-A”), ABS Capital Partners IV-Offshore, L.P. (“ABS IV-O”) and ABS Capital Partners IV-Special Offshore, L.P. (“ABS IV-SO”) (collectively referred to as the “Funds”); ABS Partners IV L.L.C., as the general partner of the Funds (the “General Partner”); and Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, as the managers of the General Partner (the “Managers”, and, collectively with the Funds and the General Partners, the “Reporting Persons”). The Funds have shared voting and dispositive power over the shares of common stock in the amounts indicated: ABS IV 5,550,318, ABS IV-A 185,830, ABS IV-O 318,775, and ABS IV-SO 217,346. The General Partner has voting and dispositive power over these shares, which is shared by the Managers. Each of Mr. Goswami and Ms. Witt disclaims beneficial ownership of these shares except to the extent of his or her respective pecuniary interests. The address for the Reporting Persons is 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

(3)	Includes 465,722 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(4)	Represents 25,510 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(5)	Includes 121,579 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(6)	Includes 153,229 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(7)	Includes 161,342 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(8)	Includes 103,236 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

(9)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 1,205,756 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2007.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2006 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. We will mail without charge, upon written request, a copy of our 2006 Annual Report on Form 10-K excluding exhibits. Please send a written request to our investor relations firm, Sapphire Investor Relations, LLC:

New York office:
150 Broadway, Suite 808
New York, NY 10038

San Francisco office:
250 Montgomery Street, Suite 1230
San Francisco, CA 94104

These documents can also be requested through, and are available in, the Investor Relations section of our website, which is located at www.doubletake.com.

The charters for our Audit, Compensation and Nomination and Corporate Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy and Guidelines, are in the Investor Relations section of our website, which is located at www.doubletake.com, and are also available in print without charge by writing to the addresses above.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 7, 2007.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Double-Take Software, Inc., 257 Turnpike Road, Suite 210, Southborough, MA 01772, Attn: Corporate Secretary. To be timely for the 2008 annual meeting, a stockholder’s notice must be received by the Corporate Secretary of the Company at our principal executive offices 60 days before the meeting, unless stockholders receive less than 75 days’ notice or prior public disclosure of the date of the meeting, in which case notice must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2008 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

S. Craig Huke
Corporate Secretary

FOLD AND DETACH HERE AND READ THE REVERSE SIDE REVOCABLE PROXY DOUBLE-TAKE SOFTWARE, INC. ANNUAL MEETING OFS TOCKHOLDERS TO BE HELD ON MAY8 , 2007 PROXYS OLICITED ON BEHALF OF THE BOARD OFD IRECTORS The undersigned holdero f Common Stock of Double-Take Software, Inc. (the “Company”) hereby constitutes and appoints Dean Goodermote and Ashoke (Bobby) Goswami, or each of them acting sin gularly in the absence of theo ther, the true and a l wful proxy or proxies for and in the name of the undersigned to vote the share s of Common Stock that the undersigned is entitl edt o votea t the Annual Meeting of Stockholders of the Company to be held on May 8, 2007, or any postponement or adjournment thereof. Regardless of whether you plan to at end the Annual Meeting of Stockholders, you can be sure your sharesa re represented at t h e meeting by promptly returning your proxy in the enclo sed envelope. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS. (Contin ued, and to be marked, dated and signed, on theo ther side)

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

Double-Take Software, Inc.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Double-Take Software, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 7, 2007.

Vote Your Proxy on the Internet:
Go to www.continentalstock.com.
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
The Proxies are instructed to vote as follows:

Please mark your votes like this **X**

Nominees:

☐ FOR ☐ AGAINST ☐ ABSTAIN

YOUR VOTE IS IMPORTANT

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Stockholder sign ________________ **Co-holder (if any) sign** ________________ **Date** __________, **2007.**

Note: Please sign exactly as name appears in address. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If joint account, please provide both signatures.

VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDI ATE Double-Take Software, Inc. Voting by telephone or Internet is quick, easy and m i mediate. As a stockholder of Double-Take Software, Inc., you have the optio n of votin g your shares electronically through the Internet or on t h e t e lephone, elim n i ati ng the need o t return the proxy card. Your electronic vote authorizes h t e named proxies to vote your shares i n h t e same manner as f i you marked, signed, dated and returned t h e proxy card. Votes submitte d electronical y over the Internet or by t e lephone must be received by 7:00 p.m., Eastern Time, on May 7, 2007. Vote Your Proxy on t h e Internet: Go to www.c ontin entalstock.com. Have your proxy card avail able when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537. Use any touch-tone t e lephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions t o vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE Vote Your Proxy by mail: Mark, sig n, and date your proxy card, then detach t i , and return i t in h t e postage-paid envelope provided. FOLD AND DETACH HERE AND READ THE REVERSE SIDE THEB OARD OFD IRECTORS RECOMMENDS A VOTEF OR PROPOSALS 1 AND 2. Ple ase ma r k The Proxies are instructed to vote as follows: your votes X like this 1. To elect six directors of the Board of Directors until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal. Nominees: 01 DEAN GOODERMOTE FOR AGAINST ABSTAIN 04 JOHN B. LANDRY FOR AGAINST ABSTAIN 02 PAUL BIRCH FOR AGAINST ABSTAIN 05 LAURA L. WITT FOR AGAINST ABSTAIN 03 ASHOKE (BOBBY) GOSWAMI FOR AGAINST ABSTAIN 06 JOHN W. YOUNG FOR AGAINST ABSTAIN 2. To ratify the appointment of Eisner, LLP as the independent registered public accounting firm The proxies are authorized to vote in their discretion on any other matters o f r the Company for the fiscal year ending December 31, 2007. t h at may properly come before the Annual Meeting. FOR AGAINST ABSTAIN PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE YOUR VOTE IS IMPORTANT COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Stockholders ign Co-holder( if any) sign Date , 2007. Note: Please sign exactly as name appears in a ddres s. W hens igning asattorney, executor, adminis tr ator ,tr ustee, or guard ian, pl ease give y ourt itle as su ch. I f joint ac count, ple ase provide both sign atures.